Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Employee Stock Purchase Plan of NMT Medical, Inc. of our reports March 9, 2006, with respect to the consolidated financial statements of NMT Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, NMT Medical, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NMT Medical, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 3, 2006

Boston, Massachusetts